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                            Gateway Industries, Inc.
                              750 Lexington Avenue
                               New York, NY 10022

                                                                October 14, 1997

Personnel and Confidential
--------------------------

Only Multimedia Network Incorporated
5820 Wilshire Blvd.
Suite 504
Los Angeles, CA 90036
Attn: Harvey Kibel

Dear Mr. Kibel:

         This letter sets fourth our understanding regarding the proposed merger (the "Merger") of Only Multimedia Network Incorporated, a California corporation ("OMNI"), with Gateway Industries, Inc., a Delaware corporation ("GWAY") and/or a wholly-owned subsidiary ("Sub"), of GWAY formed for the purpose of accomplishing the Merger on the terms set forth below.

         As soon as possible after the execution of this letter, GWAY, through its representatives, will conclude its review of OMNI's business. You have agreed to make available to these representatives such relevant information as GWAY may reasonably request. Simultaneously, the parties will commence negotiating a definitive merger agreement (the "Merger Agreement"), the principal features of which are set forth below.

1.       Merger Agreement.

         a. It is intended that the Merger will be a tax-free reorganization pursuant to Section 368 of the Tax Code. Pursuant to the Merger Agreement, each share of common stock of OMNI will be converted into 0.74 shares of common stock of GWAY assuming that GWAY's common stock trades at $2.50 per share or less for the twenty trading days immediately preceding the consummation of the Merger. If GWAY's common stock trades higher than $2.50 per share during such period, a proportional decrease will be made to the number of GWAY shares to be issued in the Merger (but the exchange rate will not be less than 0.68). Each outstanding option, warrant or similar right to purchase OMNI shares (other than those to be canceled pursuant to the Merger Agreement) will be converted into the right to purchase shares of GWAY common stock on the basis of the conversion ratio of OMNI shares into GWAY shares.

         b. On the effective date of the Merger (which will be the third business day following stockholder approval), GWAY will have approximately 3,700,000 shares of common stock outstanding and a minor number of options. On the effective date of the Merger, OMNI will have

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approximately 2,537,392 shares of common stock outstanding (including shares underlying the Class A warrants plus those issued in its current private placement, but excluding shares to be issued to Financial West pursuant to subsection 1f below) and 1,505,325 options to purchase shares outstanding. If permissible under applicable law, the Shares to be issued by GWAY will not be registered under the Securities Act of 1933, as amended, and GWAY will agree to so register the Shares as promptly as possible following closing. During the period between closing and the effectiveness of the registration statement described in the preceding sentence, the GWAY shares beneficially owned by Warren Lichtenstein will be subject to a lockup agreement. Each OMNI shareholder receiving GWAY shares will be required to enter into a lockup agreement prohibiting the sale of one half of the GWAY shares received for six months, and the balance for twelve months. The lock-up restrictions shall be released on a proportionate basis upon the sale of shares beneficially owned by Warren Lichtenstein. Each OMNI shareholder will be required to give an irrevocable proxy to Warren G. Lichtenstein effective for two years from the effective date of the Merger, but subject to termination if Mr. Lichtenstein's beneficial ownership of GWAY shares falls below 5%.

         c. Simultaneously with the execution of this letter of intent, GWAY will commit to loan OMNI up to $500,000. Such commitment may be drawn upon in $100,000 increments, provided at the time the loan is drawn upon, OMNI shall have each of less than $250,000 and prior to any draw down under the commitment, it shall execute and file a Form UCC-1 Financing Statement in favor of GWAY which shall be a first and prior lien on all of OMNI's assets. For giving the commitment, OMNI shall issue 50,000 shares of OMNI capital stock to Gateway. For each $100,000 drawn on the $500,000 commitment, OMNI shall issue an additional $10,000 to GWAY as a commitment fee. If the Merger is not consummated by December 31, 1997, the loan will be repayable on or before December 31, 1998 with interest at a rate of 10% per annum.

         d. The effectiveness of the Merger will be conditioned upon approval by the shareholders of both GWAY and OMNI, which, with respect to GWAY shareholders, would be accomplished pursuant to a Proxy or Consent Statement in accordance with applicable Securities and Exchange Commission rules and regulations. OMNI will cooperate with and provide to GWAY the necessary information for inclusion in such proxy statement including, without limitation, the required audited financial information.

         e. The Merger Agreement will provide that current holders of OMNI units consisting of 10% promissory notes and Class AA warrants and cancelable warrants (a "Unit") purchased for an aggregate of $1,950,000 would be required to exchange such Units for a newly created GWAY preferred stock with a liquidation preference equal to 125% of the purchase price of the Unit up to an aggregate of $2,500,000, and a 6% payment in kind dividend, convertible at the holder's option into common stock at the rate of $5.00 per share, which preferred stock would be automatically convertible into up to 500,000 shares of GWAY common stock at the rate of $5.00 per share if


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GWAY's common stock trades for at least $5.50 per share (as may be subsequently adjusted for stock splits, etc.) for any five of ten consecutive trading days.

         f. Consummation of the Merger will be contingent upon (i) Financial West Group agreeing to exchange all of its options, rights and shares of OMNI's common stock (received as compensation as dealer-manager and placement agent) for a number of GWAY options upon items to be agreed upon between Financial West Group and GWAY (such options upon terms will be subject to the lock up and proxy set forth above); (ii) GWAY having cash of at least $5.2 million (after making the $500,000 loan) and liabilities of less than $350,000 at the effective date; and (iii) neither GWAY nor OMNI having incurred a material adverse effect in its financial condition, business or prospects.

         g. OMNI will be required to deliver audited financial statements, prepared in accordance with GAAP, for the periods required by applicable SEC regulations.

2.       Access to Information - Confidentiality.

         OMNI shall provide GWAY and its employees, counsel, accountants and other representatives with access to OMNI's properties, personnel, books and records and such other information as may be reasonably requested by GWAY during normal business hours and upon reasonable notice. GWAY hereby agrees that it and its Representatives shall use such information solely for the purpose of evaluating the proposed Merger. Such information will be kept confidential and will not be disclosed in any manner whatsoever; provided, however, that (i) GWAY may make any disclosure of such information to which OMNI gives its prior written consent; (ii) any of such information may be disclosed to GWAY's Representatives who need to know such information for the sole purpose of evaluating and negotiating the proposed Merger, who agree to keep such information confidential; and (iii) such information may be disclosed as required by law.

3.       Expenses.

         Each party will be responsible for and pay its own costs, fees and expenses associated with this transaction.

4.       Exclusive Rights.

         In consideration of the execution of this letter, OMNI agrees to negotiate exclusively with GWAY for the merger or sale of OMNI's shares or its assets until November 15, 1997, the execution of the Agreement or the mutual termination of negotiations, whichever comes first, and neither



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OMNI nor any of its directors, officers, employees, advisors, representatives, agents or affiliates shall, directly or indirectly, encourage, engage in, solicit or initiate any discussions or negotiate with, or provide any information to, or negotiate or enter into any agreement or agreement in principle with, any person, entity or group, with respect to any of the foregoing, or take any similar action which would impair or frustrate the proposed Merger.

5.       Non-Binding Proposal.

         This letter is intended as a general recitation of the principle terms of the proposed Merger and, except for paragraphs 1(c),2,3 and 4, does not constitute a contract legally binding upon either party. The Merger Agreement if, as, and when executed by the parties, will be the legally binding contract between the parties on all other terms.

6. Publicity. Until publicly disclosed by GWAY, OMNI will not publicly disclose the existence of this letter of intent without the written consent of GWAY.

         If you determine is satisfactory in principle, we would appreciate your acknowledgment of this by the execution and delivery to us of the enclosed copy of this letter.

                                                  GATEWAY INDUSTRIES, INC.


                                                  By: /s/ Warren G. Lichtenstein
                                                     ---------------------------
                                                      Warren G. Lichtenstein

AGREED AND ACCEPTED:

ONLY MULTIMEDIA NETWORK INCORPORATED


By: /s/ Harvey P. Kibel
   -----------------------



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                            Gateway Industries, Inc.
                              750 Lexington Avenue
                               New York, NY 10022

                                                              November 26, 1997


Only Multimedia Network Incorporated
5820 Wilshire Blvd.
Suite 504
Los Angeles, CA 90036
Attn: Harvey Kibel, CEO

                  Re: Amendment to October 14, 1997 Letter of Intent
                      ----------------------------------------------
Dear Mr. Kibel:

         This letter amends the letter of intent, dated October 14, 1997, between Gateway Industries, Inc. ("GWAY") and Only Multimedia Network Incorporated ("OMNI"), as follows:

         1) The references to GWAY in paragraph of 1d of the letter of intent are deleted.

         2) Paragraph 1e of the letter of intent is amended by (a) deleting "GWAY" as the last word of the third line thereof and substituting "OMNI" in lieu thereof, and (b) adding "of GWAY" after "common stock" in the sixth line (first line of page 3) thereof.

         3) The merger agreement will provide (a) that a wholly-owned subsidiary of GWAY, CN Acquisition Corp., will merge with OMNI, and (b) that GWAY and said subsidiary may, at any time on or before March 15, 1998, elect to terminate their obligations under the merger agreement and to not consummate the merger for any reason (including failure of GWAY's Board to approve the agreement), without liability.

         4) OMNI shall use its best efforts to deliver to GWAY (a) on or before December 15, 1997, irrevocable proxies, executed by the holders of a majority of the outstanding shares of OMNI entitled to vote, appointing nominees of GWAY as proxy holder and authorizing said proxy holder to vote such shares in favor of the merger described in the letter of intent (as amended hereby), and (b) on or before December 31, 1997, Exchange Agreements and Investors' Representations substantially as most recently submitted, executed by all holders of OMNI Units consisting of 10% promissory notes, Class AA Warrants and Cancelable Warrants.

         5) (a) If OMNI closes one or more related or unrelated financing transactions with a party or parties other than GWAY or CN Acquisition Corp. pursuant to which OMNI receives in excess of $250,000 more than the outstanding balance of all loans made to OMNI by GWAY pursuant to paragraph 1c the letter of intent, then GWAY's obligations under said paragraph 1c shall terminate and it shall have the option to accelerate the due date under the OMNI promissory note to CN Acquisition Corp., dated November 10, 1997 (the "OMNI Note"), executed in connection therewith, upon which all amounts outstanding under the OMNI Note shall (to the extent of such excess) become immediately due and payable.


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            (b) If after March 15, 1998 OMNI closes one or more related or unrelated financing transactions or closes one or more related or unrelated transactions pursuant to which it sells substantially all of its assets to (or exclusively licenses and/or transfers assets in a transaction having the substantially the same economic effect as a sale of substantially all of its assets), or is merged with or acquired by, a party or parties other than GWAY or CN Acquisition Corp., then GWAY's obligations under paragraph 1c of the letter of intent shall terminate and it shall have the option to accelerate the OMNI Note (in the event of such financing(s), to the extent of the net proceeds thereof), upon which all amounts (in the event of such financing(s), to such extent) outstanding under the OMNI Note shall become immediately due and payable.

            (c) For purposes of paragraphs 5a and 5b hereof, extensions of credit or loans by a seller or distributor of goods or services or their affiliates related to the sale of goods or services shall not be considered a financing transaction.

            (d) OMNI shall promptly execute and deliver to GWAY an amended OMNI
Note incorporating the above, and it shall promptly execute and deliver to GWAY a Security Agreement in substantially the form previously submitted.

         6) The following is added to paragraph 1f of the letter of intent: "; and (iv) approval, on or before March 15, 1998, of GWAY's Board of Directors."

         7) The reference to "November 15, 1997" in paragraph 4 of the letter of intent is deleted and replaced by "March 15, 1998."

         8) The "except for paragraphs 2, 1c, 3 and 4" clause of paragraph 5 of the letter of intent is deleted and the following substituted in lieu thereof:
"except for paragraphs 2, 1c, 3 and 4 of the letter of intent and paragraphs 4, 5 and 7 of the November 26, 1997 amendment to the letter of intent."

         Other than as set forth above, the October 14, 1997 letter of intent remains in full force and effect.

         If the foregoing accurately reflects our agreement, please signify OMNI's acceptance by signing below.

                                           Very truly yours,

AGREED AND ACCEPTED:                       GATEWAY INDUSTRIES, INC.

ONLY MULTIMEDIA NETWORK INCORPORATED

By: /s/ Harvey Kibel                       By: /s/ Warren G. Lichtenstein
-------------------------------------         ----------------------------------
        Harvey Kibel, CEO                          Warren G. Lichtenstein,
                                                    Chairman of the Board

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November 30, 1997


Warren Lichtenstein
GATEWAY INDUSTRIES INC.
750 Lexington Avenue
New York, New York 10022

Dear Warren:

Our recent telephone discussion related to registration rights is important in the sale of the Unit Exchange to the original investors. This is my understanding. While Gateway is not committing to the registration of the preferred stock, Gateway will register the common stock underlying the conversion rights of the preferred shareholders and underlying the outstanding options undertaken from OMNI in the merger in the same registration statement as utilized for the OMNI common shareholders.

The registration statement would be effective as long as the conversion rights are outstanding. I hope this is our understanding. If so, please sign and FAX back to me so I can represent this when I contact the original investors. It is my understanding from Steve Insel that there are no further comments from Mr. Greenberger related to the Exchange offer and the letter of intent has been approved by our Board.

Since Monday is December 1, 1997. I am anxious to get the Exchange Offer out on that date. My home FAX # is 310 471 1151 and the FAX at OMNI is 213 964 1053. I believe this is the last point of clarification and appreciate your cooperation in this matter.

                                                        Sincerely,
                                                        /s/ Harvey P. Kibel
                                                        ------------------------
                                                        Harvey P. Kibel
                                                        CEO, Only Multi-Media

                                                        APPROVED BY:
                                                        /s/ Warren Lichtenstein*
                                                        ------------------------
                                                        Chairman of the Board
                                                        Gateway Industries, Inc.

*Gateway Industries, Inc. acceptance of the above is subject to all holders of preferred stock agreeing to the same lock-up provisions with respect to the common stock underlying the preferred stock and irrevocable proxies as the holders of Only Multi-Media common stock and options are to be subject to under paragraph 1b of the October 14, 1997 letter of intent. If this is acceptable, please so indicate below.

                               ACCEPTED: Only Mutlimedia Network Incorporated

                               by:______________________________________________
                                                 Harvey P. Kibel, CFO